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                                                                     EXHIBIT 99


                                  PRESS RELEASE

         PALM BEACH GARDENS, Fla., Mar 19, 2001 /PRNewswire via COMTEX/ -- Correctional Properties Trust (NYSE: CPV), a real estate investment trust
(REIT), today announced that it has acquired the Mountain View Correctional Facility in Spruce Pine, North Carolina, for approximately $25,200,000, from Corrections Corporation of America (NYSE: CXW). This 576-cell, medium-security prison is leased to the State of North Carolina, and is subject to the terms of a long-term, triple- net lease. The North Carolina Department of Correction operates the facility.

         President and Chief Executive Officer, Charles R. Jones stated, "We are very pleased to have completed this important transaction, adding a totally new dimension to our Company, while increasing and diversifying our revenue stream. The Mountain View Correctional Facility represents a unique arrangement in which Correctional Properties Trust owns a correctional facility which is leased directly to the State of North Carolina and operated by the State's Department of Correction. I wish to express my gratitude to the Directors and personnel of the North Carolina Department of Correction and the Department of Administration State Property Office for their high degree of responsiveness, cooperation and professionalism as the lessee in this transaction."

         The initial lease on this facility, which became effective December 1998, included cash rental of $2,768,700 during the first year of the lease, payable monthly in arrears. On each anniversary date of the lease, the rental payment escalates at the Consumer Price Index (CPI), with a minimum increase of 3.5%, but not greater than 4%. The current annual rent is approximately $2,965,900. The initial term of the lease is ten years, with two, ten-year renewals at the State of North Carolina's option. The lessee has the option to acquire the facility in December 2004, for approximately $26,200,000. At the end of each lease year thereafter, the lessee has an option to purchase the facility for a predetermined declining amount. At the end of the thirtieth lease year, the lessee may purchase the facility for a nominal payment. Correctional Properties Trust acquired the Mountain View Correctional Facility using the proceeds under its Bank Credit Agreement, which has been amended to a total capacity of $110,000,000. The amendments include increasing the interest rate grid applicable to all borrowings by 50 basis points, as well as certain additional bank fees and certain covenant changes.

         Included within the Mountain View Correctional Facility is an approximately 8,000 sq. ft. Prison Industries Enhancement (PIE) program, in which certain inmates are employed at prevailing market wages, a portion of which are used to reduce the cost of their incarceration. The seller of the Mountain View Correctional Facility, Corrections Corporation of America, also owns a second, virtually identical facility, known as the Pamlico Correctional Facility, located in Bayboro, North Carolina. The Pamlico Facility is subject to a comprehensive Option to Purchase between Correctional Properties Trust and Corrections Corporation of America, on terms comparable to the Mountain View Correctional Facility purchase. The exercise of the Option to


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Purchase is subject to various contingencies including obtaining financing, and completing due diligence.

         Charles R. Jones, the President and Chief Executive Officer of Correctional Properties Trust, will participate in the Salomon Smith Barney 2001 REIT Institutional Investor Forum being held March 19 to March 21. He is scheduled to make a presentation today March 19, 2001, at 4:30 p.m., EST. The presentation will be webcast live. Investors wishing to view the broadcast live, or during the following thirty-day archive period are invited to do so at http://www.veracast.com/ssb_reit2001/clientaccess/07111148.cfm

         Including the Mountain View Correctional Facility, Correctional Properties Trust now owns twelve correctional facilities in nine states with an aggregate initial design capacity of 6,706 beds, all of which are leased.

         This press release contains forward-looking statements regarding future events and future performance of the Company that involve risk and uncertainty that could materially affect actual results. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Forms 10-Q, Registration Statement on Form S-11 and Form 8-K reports.

Contact: Charles Jones, Correctional Properties Trust, 561-630-6336.
SOURCE Correctional Properties Trust
CONTACT: Charles Jones, Correctional Properties Trust, 561-630-6336 (CPV CXW)


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